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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors of Levitt Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-111728 and No. 333-111729 each on Form S-8) of Levitt Corporation of our report dated January 29, 2002 (except for note 16 as to which the date is March 7, 2002), with respect to the consolidated statements of operations, shareholder's equity and comprehensive income and cash flows of Levitt Corporation and subsidiaries for the year ended December 31, 2001 which report appears in the December 31, 2003 annual report on Form 10-K/A, Amendment No. 1 of Levitt Corporation.


(signed) KPMG LLP
Fort Lauderdale, Florida
July 13, 2004